UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 3, 2009

Cougar Biotechnology, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33871	20-290-3204
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Blvd, Suite 1200

Los Angeles, CA 90024

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (310) 943-8040

(Former name or former address, if changed since last report): Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

As previously disclosed, on May 21, 2009, Cougar Biotechnology, Inc. (the “Company”), a Delaware corporation, Johnson & Johnson, a New Jersey corporation, and Kite Merger Sub, Inc. (the “Purchaser”), a Delaware corporation and wholly-owned subsidiary of Johnson & Johnson, entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and conditions of the Merger Agreement and the Offer to Purchase, dated June 5, 2009, as amended, Johnson & Johnson and Purchaser commenced a tender offer (the “Offer”) on June 5, 2009 to acquire all of the outstanding shares of common stock of the Company, par value $0.0001 per share (the “Shares”) for $43.00 per Share, net to the seller in cash, without interest and less any required withholding taxes. On July 3, 2009, the Company and Johnson & Johnson announced the successful completion of the initial offering period of the Offer. According to Computershare Trust Company, N.A., the depository for the Offer (the “Depositary”), as of such time, a total of approximately 17,742,030 Shares were validly tendered pursuant to the Offer and not withdrawn, representing approximately 84.4% of the Shares outstanding. The Purchaser accepted for payment all of such Shares. In addition, as of such time, the Depositary received commitments to tender approximately 2,001,065 additional Shares under guaranteed delivery procedures. The Purchaser has advised the Company that the source of funds used to acquire the Shares came from Johnson & Johnson’s cash on hand.

As a result of the completion of the initial offering period of the Offer, a change in control of the Company occurred and the Company has become an indirect subsidiary of Johnson & Johnson.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On July 3, 2009, in connection with the completion of the initial offering period of the Offer and pursuant to the terms of the Merger Agreement, the following directors of the Company resigned: Russell Ellison, Michael Richman, and Arie Belldegrun. The resignation was not related to any disagreements between these directors and the Company. On the same date, the board of directors of the Company expanded its size from 7 directors to 9 directors and filled the vacancies created by the resignations and the expansion of the board by appointing William Hait, Michael Meyers, Patrick Verheyen, Steven Rosenberg, and Clifford Birge to serve as directors of the Company. Messrs. Hait and Rosenberg were also appointed to serve on the Compensation Committee of the board, along with Samuel R. Saks, who will continue in that capacity. Messrs. Meyers and Birge were also appointed to serve on the Nominating and Corporate Governance Committee of the board, along with Thomas R. Malley, who will continue in that capacity.

Each of these newly appointed directors was nominated by Johnson & Johnson and appointed pursuant to the terms of the Merger Agreement, which was previously filed by the Company as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 22, 2009. The biography of each of these directors is contained in Annex I to the Schedule 14D-9 filed by the Company on June 5, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2009	Cougar Biotechnology, Inc.

	By:	/s/ Charles R. Eyler
	Name: Title:	Charles R. Eyler Treasurer, Sr. Vice President, Finance